Exhibit 10.5
LENDER PROCESSING SERVICES, INC.
ANNUAL INCENTIVE PLAN
Section 1. Establishment and Purpose
     Lender Processing Services, Inc. (hereinafter referred to as the “Company”) hereby establishes a short-term incentive compensation plan to be known as the “Lender Processing Services, Inc. Annual Incentive Plan” (hereinafter referred to as the “Plan”).
     The purpose of the Plan is to enhance the Company’s ability to attract and retain highly qualified executives and to provide such executives with additional financial incentives to promote the success of the Company and its Subsidiaries. Awards payable under the Plan are intended to constitute “performance-based compensation” under Section 162(m) of the Code and regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.
     The Plan is effective as of July 1, 2008, and was approved by Fidelity National Information Services, Inc., as sole stockholder of the Company. The Plan will remain in effect until such time as it shall be terminated by the Board, pursuant to Section 8 herein.
Section 2. Definitions
     Unless the context requires otherwise, the following words, when capitalized, shall have the meanings ascribed below:
     (a) "Board” means the Board of Directors of the Company.
     (b) "Code” means the Internal Revenue Code of 1986, as amended.
     (c) "Committee” means the Compensation Committee of the Board of Directors.
     (d) "Company” means Lender Processing Services, Inc.
     (e) "Participant” means the Company’s Chief Executive Officer and each other executive officer of the Company that the Committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning of Section 162(m) of the Code and regulations promulgated thereunder who is selected by the Committee to participate in the Plan.
     (f) "Performance Period” means the fiscal year of the Company or such shorter or longer period as determined by the Committee.
     (g) "Plan” means the Lender Processing Services, Inc. Annual Incentive Plan, as may be amended from time to time.
     (h) "Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof.

Section 3. Administration
     The Plan shall be administered by the Compensation Committee of the Board of Directors. Subject to applicable laws and the provisions of the Plan (including any other powers given to the Committee hereunder), and except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to establish rules and take all actions, including, without limitation, interpreting the terms of the Plan and any related rules or regulations or other documents enacted hereunder and deciding all questions of fact arising in their application, determined by the Committee to be necessary in the administration of the Plan.
     All decisions, determinations and interpretations of the Committee shall be final, binding and conclusive on all persons, including the Company, its Subsidiaries, its stockholders, the Participants and their estates and beneficiaries.
Section 4. Eligibility
     Eligibility under the Plan is limited to Participants designated by the Committee, in its sole and absolute discretion.
Section 5. Form of Payment
     Payment of incentive awards under the Plan shall be made in cash.
Section 6. Determination of Incentive Awards
     (a) Designation of Participants, Performance Period and Performance Objectives . Within 90 days after the beginning of each Performance Period or, if less than 90 days, the number of days which is equal to twenty-five percent (25%) of the relevant Performance Period applicable to an award, the Committee shall, in writing, select the Participants to whom incentive awards shall be granted, designate the applicable Performance Period, establish the Target Incentive Bonus for each Participant, and establish the performance objective or objectives that must be satisfied in order for a Participant to receive an incentive award for such Performance Period. Any such performance objectives will be based upon one or more of the following performance measures, as determined by the Committee:
     (i) earnings per share,
     (ii) economic value created,
     (iii) market share (actual or targeted growth),
     (iv) net income (before or after taxes),
     (v) operating income,
     (vi) adjusted net income after capital charge,
     (vii) return on assets (actual or targeted growth),

     (viii) return on capital (actual or targeted growth),
     (ix) return on equity (actual or targeted growth),
     (x) return on investment (actual or targeted growth),
     (xi) revenue (actual or targeted growth),
     (xii) cash flow,
     (xiii) operating margin,
     (xiv) share price,
     (xv) share price growth,
     (xvi) total stockholder return, and
     (xvii) strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries and/or other affiliates or joint ventures.
     The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.
     (b) Target Incentive Bonus. Each Participant will have an incentive award opportunity (the “Target Incentive Bonus”) that will be based on achieving the target performance objectives established by the Committee. The Target Incentive Bonus will be a percentage of the Participant’s annual salary at the end of the Performance Period or such other amount as the Committee may determine. If the performance objectives established by the Committee are met at the target level, the Participant will receive an incentive award equal to 100% of the Target Incentive Bonus. If the performance objectives established by the Committee are met at a level below or above the target level, the Participant will receive an incentive award equal to a designated percentage of the Target Incentive Bonus, as determined by the Committee.
     (c) Maximum Award. The maximum incentive award that may be paid under the Plan to a Participant during any fiscal year shall be $25,000,000.
     (d) Committee Certification and Payment of Awards. As soon as reasonably practicable after the end of each Performance Period, the Committee shall (i) determine whether the performance objectives for the Performance Period have been satisfied, (ii) determine the amount of the incentive award to be paid to each Participant for such Performance Period and (iii) certify such determination in writing. Awards shall be paid to the Participants following such certification by the Committee no later than the 15th day of the third month following the close of the Performance Period with respect to which the awards are made.

     (e) Committee Discretion. Notwithstanding the foregoing, the Committee retains the discretion to reduce the amount of any incentive award that would otherwise be payable to a Participant, including a reduction in such amount to zero.
Section 7. Termination of Employment
     Unless otherwise determined by the Committee, a Participant shall have no right to an incentive award under the Plan for any Performance Period in which the Participant is not actively employed by the Company or a Subsidiary on the last day of the Performance Period to which such award relates. The Committee, in its sole and absolute discretion, may impose such additional service restrictions as it deems appropriate.
Section 8. Amendment or Termination of the Plan
     The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order to maintain the qualification of incentive awards as performance-based compensation pursuant to Code Section 162(m) and regulations promulgated thereunder shall be made without such stockholder approval. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any incentive award or awards available under the Plan, the Committee may, subject to this Section 8, make any adjustments to the Plan and/or incentive awards it deems appropriate.
Section 9. Taxes
     Any amount payable to a Participant under this Plan shall be subject to any applicable Federal, state and/or local income and employment taxes and any other amounts that the Company is required at law to deduct and withhold from such payment.
Section 10. General Provisions
     (a) No Rights to Employment. Nothing contained in the Plan shall create any rights of employment in any Participant or in any way affect the right and power of the Company or a Subsidiary to discharge any Participant or otherwise terminate the Participant’s employment at any time with or without cause or to change the terms of employment in any way.
     (b) Non-Exclusive Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.
     (c) Unfunded Plan. Awards under the Plan will be paid from the general assets of the Company, and the rights of Participants under the Plan will be only those of general unsecured creditors of the Company.
     (d) Non-alienation of Benefits. Except as expressly provided herein, no Participant shall have the power or right to sell, transfer, assign, pledge or otherwise encumber the Participant’s interest under the Plan.
     (e) Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     (f) Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein shall be deemed to refer to such successors.
     (g) Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the state of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.
     (h) Code Section 409A Compliance. To the extent applicable, it is intended that this Plan and any incentive awards granted hereunder comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision that would cause the Plan or any incentive award granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

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